June 2024

Pricing Supplement No. 2,578

Registration Statement Nos. 333-275587; 333-275587-01

Dated June 14, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Market-Linked Notes due June 17, 2027

Based on the Value of the Worst Performing of the S&P 500® Growth Index, the S&P 500® Index and the S&P 500® Equal Weight Index

Fully and Unconditionally Guaranteed by Morgan Stanley

Market-Linked Notes, which we refer to as the notes, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented and modified by this document. The payment at maturity on the notes will be based on the value of the worst performing of the S&P 500® Growth Index, the S&P 500® Index and the S&P 500® Equal Weight Index. At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the value of the worst performing underlying index on the determination date, subject to the maximum payment at maturity. The supplemental redemption amount will therefore be payable only if all three underlying indices have appreciated from their respective initial index values. The notes are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo current income and upside beyond the maximum payment at maturity in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$2,887,000
Pricing date:	June 14, 2024
Original issue date:	June 20, 2024 (3 business days after the pricing date)
Maturity date:	June 17, 2027
Interest:	None
Underlying indices:	The S&P 500® Growth Index (the “SGX Index”), the S&P 500® Index (the “SPX Index”) and the S&P 500® Equal Weight Index (the “SPW Index”)
Payment at maturity:

The payment due at maturity per $1,000 stated principal amount will equal:

$1,000 + supplemental redemption amount, if any.

In no event will the payment due at maturity be less than the stated principal amount or greater than the maximum payment at maturity.

Supplemental redemption amount:

(i) $1,000 times (ii) the index percent change of the worst performing underlying index times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0 or greater than $440 per note.

Worst performing underlying index:	The underlying index with the lowest index percent change
Maximum payment at maturity:	$1,440 per note (144% of the stated principal amount)
Participation rate:	100%
Index percent change:	With respect to each underlying index, (final index value – initial index value) / initial index value
Initial index value:

With respect to the SGX Index, 3,720.046, which is the index closing value of such index on the pricing date

With respect to the SPX Index, 5,431.60, which is the index closing value of such index on the pricing date

With respect to the SPW Index, 6,617.90, which is the index closing value of such index on the pricing date

Final index value:	With respect to each underlying index, the index closing value of such index on the determination date
Determination date:	June 14, 2027, subject to postponement for non-index business days and certain market disruption events
CUSIP / ISIN:	61776MKW4 / US61776MKW46
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$983.50 per note. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per note	$1,000	$0.60	$999.40
Total	$2,887,000	$1,732.20	$2,885,267.80

(1)The notes will be sold only to investors purchasing the notes in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $999.40 per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(3)See “Use of proceeds and hedging” on page 19.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Equity-Linked Notes dated November 16, 2023

Index Supplement dated November 16, 2023    Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Market-Linked Notes due June 17, 2027

Based on the Value of the Worst Performing of the S&P 500® Growth Index, the S&P 500® Index and the S&P 500® Equal Weight Index

Investment Summary

Market-Linked Notes

The Market-Linked Notes due June 17, 2027 Based on the Value of the Worst Performing of the S&P 500® Growth Index, the S&P 500® Index and the S&P 500® Equal Weight Index (the “notes”) offer 100% participation in the positive performance of the worst performing underlying index, subject to the maximum payment at maturity. The notes provide investors:

￭an opportunity to gain exposure to the worst performing of three U.S. equity indices

￭the repayment of principal at maturity, subject to our creditworthiness

￭100% participation in any appreciation of the worst performing underlying index over the term of the notes, subject to the maximum payment at maturity of $1,440 per note (144% of the stated principal amount)

￭no exposure to any decline of one or more of the underlying indices if the notes are held to maturity

At maturity, if any underlying index has depreciated or has not appreciated at all, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	Approximately 3 years
Maximum payment at maturity:	$1,440 per note (144% of the stated principal amount)
Participation rate:	100%
Interest:	None

June 2024 Page 2

Morgan Stanley Finance LLC

Market-Linked Notes due June 17, 2027

Based on the Value of the Worst Performing of the S&P 500® Growth Index, the S&P 500® Index and the S&P 500® Equal Weight Index

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000. We estimate that the value of each note on the pricing date is $983.50.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the maximum payment at maturity and the participation rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

June 2024 Page 3

Morgan Stanley Finance LLC

Market-Linked Notes due June 17, 2027

Based on the Value of the Worst Performing of the S&P 500® Growth Index, the S&P 500® Index and the S&P 500® Equal Weight Index

Key Investment Rationale

Market-Linked Notes offer investors exposure to the performance of equities or equity indices and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo yield in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any, based on the performance of the worst performing underlying index, subject to the maximum payment at maturity.

Repayment of Principal

The notes offer investors 1-to-1 upside exposure to the performance of the worst performing underlying index up to the maximum payment at maturity, while providing for the repayment of principal in full at maturity.

Upside Scenario

Each underlying index increases in value significantly, and, at maturity, the investor receives a return reflecting the appreciation of the worst performing underlying index, subject to the maximum payment at maturity of $1,440 per note (144% of the stated principal amount).

Par Scenario	One or more of the underlying indices declines or does not appreciate in value, and, at maturity, the notes pay only the stated principal amount of $1,000.

June 2024 Page 4

Morgan Stanley Finance LLC

Market-Linked Notes due June 17, 2027

Based on the Value of the Worst Performing of the S&P 500® Growth Index, the S&P 500® Index and the S&P 500® Equal Weight Index

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the notes. The following examples are for illustrative purposes only. The actual initial index value for each underlying index is set forth on the cover of this document. Any payment at maturity on the notes is subject to our credit risk. The below examples are based on the following terms:

Stated principal amount:	$1,000 per note
Participation rate:	100%
Maximum payment at maturity:	$1,440 per note (144% of the stated principal amount)
Hypothetical initial index value:	With respect to the SGX Index: 3,400 With respect to the SPX Index: 4,000 With respect to the SPW Index: 6,000

EXAMPLE 1: Each of the underlying indices appreciates significantly and so investors receive only the maximum payment at maturity.

Final index value		SGX Index: 6,120
SPX Index: 7,800
SPW Index: 11,100
Index percent change		SGX Index: (6,120 – 3,400) / 3,400 = 80% SPX Index: (7,800 – 4,000) / 4,000 = 95% SPW Index: (11,100 – 6,000) / 6,000 = 85%
Payment at maturity	= =	$1,000 + supplemental redemption amount, if any $1,000 + ($1,000 × index percent change of the worst performing underlying index × 100%), subject to the maximum payment at maturity
	=	$1,000 + ($1,000 × 80% × 100%), subject to the maximum payment at maturity
	=	$1,440

In example 1, the final index value of each of the SGX Index, the SPX Index and SPW Index is greater than the respective initial index value. The SGX Index has appreciated by 80%, the SPX Index has appreciated by 95% and the SPW Index has appreciated by 85%. Therefore, investors receive at maturity the stated principal amount plus a return reflecting 100% of the appreciation of the worst performing underlying, subject to the maximum payment at maturity. Under the terms of the notes, investors will realize the maximum payment at maturity at a final index value of the worst performing underlying index of 144% of its respective initial index value. Therefore, in this example, investors receive only the maximum payment at maturity of $1,440 per stated principal amount, even though each underlying index has appreciated significantly.

EXAMPLE 2: The final index value of each underlying index is greater than the respective initial index value, and investors receive the stated principal amount plus a supplemental redemption amount based on the performance of the worst performing underlying index.

Final index value	SGX Index: 3,740
SPX Index: 4,200
SPW Index: 7,800

June 2024 Page 5

Morgan Stanley Finance LLC

Market-Linked Notes due June 17, 2027

Based on the Value of the Worst Performing of the S&P 500® Growth Index, the S&P 500® Index and the S&P 500® Equal Weight Index

Index percent change		SGX Index: (3,740 – 3,400) / 3,400 = 10% SPX Index: (4,200 – 4,000) / 4,000 = 5% SPW Index: (7,800 – 6,000) / 6,000 = 30%
Payment at maturity	= =	$1,000 + supplemental redemption amount, if any $1,000 + ($1,000 × index percent change of the worst performing underlying index × 100%), subject to the maximum payment at maturity
	=	$1,000 + ($1,000 × 5% × 100%)
	=	$1,050

In example 2, the final index value of each of the SGX Index, the SPX Index and SPW Index is greater than the respective initial index value. The SGX Index has appreciated by 10%, SPX Index has appreciated by 5% while the SPW Index has appreciated by 30%. Therefore, investors receive at maturity the stated principal amount plus a return reflecting 100% of the appreciation of the worst performing underlying index, which is the SPX Index in this example. Investors receive $1,050 per note at maturity.

EXAMPLE 3: The final index values of two underlying indices are greater than their respective initial index values, while the final index value of the other underlying index is less than its respective initial index value. Therefore, investors receive only the stated principal amount at maturity.

Final index value		SGX Index: 3,910
		SPX Index: 4,800
		SPW Index: 5,820
Payment at maturity	=	$1,000

In example 3, the final index value of each of the SGX Index and the SPX Index is greater than the respective initial index value, while the final index value of the SPW Index is less than its initial index value. While the SGX Index has appreciated by 15% and the SPX Index has appreciated by 20%, the SPW Index has declined by 3%. Therefore, investors receive at maturity only the stated principal amount of $1,000 per note, without any positive return.

June 2024 Page 6

Morgan Stanley Finance LLC

Market-Linked Notes due June 17, 2027

Based on the Value of the Worst Performing of the S&P 500® Growth Index, the S&P 500® Index and the S&P 500® Equal Weight Index

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

◼The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the index percent change of the worst performing underlying index is less than or equal to 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if one or more of the underlying indices does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the performance of the worst preforming underlying index, subject to the maximum payment at maturity.

◼The appreciation potential of the notes is limited by the maximum payment at maturity. The appreciation potential of the notes is limited by the maximum payment at maturity of $1,440 per note, or 144% of the stated principal amount. Because the payment at maturity will be limited to 144% of the stated principal amount for the notes, any increase in the level of the worst performing underlying index beyond 144% of its initial index value will not further increase the return on the notes.

◼The market price of the notes will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value, volatility and dividend yield of the underlying indices, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The levels of the underlying indices may be, and have recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Growth Index Overview,” “S&P 500® Index Overview” and “S&P 500® Equal Weight Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

◼The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

◼As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be

June 2024 Page 7

Morgan Stanley Finance LLC

Market-Linked Notes due June 17, 2027

Based on the Value of the Worst Performing of the S&P 500® Growth Index, the S&P 500® Index and the S&P 500® Equal Weight Index

treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

◼The amount payable on the notes is not linked to the values of the underlying indices at any time other than the determination date. The final index value of each underlying index will be based on the index closing value of such underlying index on the determination date, subject to postponement for non-index business days and certain market disruption events. Even if all three underlying indices appreciate prior to the determination date but the value of any underlying index drops by the determination date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the values of the underlying indices prior to such drop. Although the actual values of the underlying indices on the stated maturity date or at other times during the term of the notes may be higher than their respective final index values, the payment at maturity will be based solely on the index closing values on the determination date.

◼The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

￭Investing in the notes is not equivalent to investing in the underlying indices. Investing in the notes is not equivalent to investing in any underlying index or the component stocks of any underlying index. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying indices.

June 2024 Page 8

Morgan Stanley Finance LLC

Market-Linked Notes due June 17, 2027

Based on the Value of the Worst Performing of the S&P 500® Growth Index, the S&P 500® Index and the S&P 500® Equal Weight Index

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

◼The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial index values and the final index values, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying indices. For further information regarding these types of determinations, see “Description of Equity-Linked Notes —Supplemental Redemption Amount,” “—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement for equity-linked notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

◼Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. MS & Co. and some of our affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value of an underlying index, and, therefore, could increase the value at or above which such underlying index must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes (depending also on the performance of the other underlying indices). Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the value of an underlying index on the determination date, and, accordingly, the amount of cash an investor will receive at maturity (depending also on the performance of the other underlying indices).

Risks Relating to the Underlying Indices

◼Any potential positive return on the notes is limited to the return of the worst performing underlying index. Your return on the notes is not linked to a basket consisting of each underlying index. Rather, it will be based upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlying index. Poor performance by any underlying index over the term of the notes will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying indices. If any underlying index depreciates or does not appreciate over the term of the notes, you will receive only the $1,000 stated

June 2024 Page 9

Morgan Stanley Finance LLC

Market-Linked Notes due June 17, 2027

Based on the Value of the Worst Performing of the S&P 500® Growth Index, the S&P 500® Index and the S&P 500® Equal Weight Index

principal amount at maturity, without any positive return on your investment. Accordingly, your investment is subject to the price risk of each underlying index.

◼Because the notes are linked to the performance of the worst performing underlying index, you are exposed to a greater risk of receiving no supplemental redemption amount than if the notes were linked to just one of the underlying indices. The risk that you will not receive any supplemental redemption amount is greater if you invest in the notes as opposed to substantially similar notes that are linked to just the performance of one underlying index. With three underlying indices, it is more likely that any underlying index will not appreciate above its initial index value as of the determination date than if the notes were linked to only one underlying index. Therefore it is more likely that you will not receive any supplemental redemption amount.

◼The investment strategy represented by the S&P 500® Growth Index may not be successful. The S&P 500® Growth Index is designed to measure the full performance of companies included in the S&P 500® Index that exhibit relatively strong growth characteristics and relatively weak value characteristics and a portion of the performance of companies with more balanced growth and value characteristics. There is, however, no assurance that the S&P 500® Growth Index will outperform any other index or strategy that tracks U.S. stocks selected using other criteria. A “growth” investment strategy is premised on the goal of investing in stocks of companies with relatively higher price-to-book ratios, higher I/B/E/S forecast medium term (2 year) growth and higher sales per share historical growth (5 years) on the assumption that the value of those stocks will increase over time as these companies grow more rapidly than the broader market. However, the growth characteristics referenced by the S&P 500® Growth Index may not be accurate predictors of future growth, and there is no guarantee that these stocks will appreciate. In addition, the S&P 500® Growth Index’s selection methodology includes a bias toward stocks that have higher prices, and if these stocks prove to be overvalued, they may underperform the broader market. It is possible that the stock selection methodology of the S&P 500® Growth Index will adversely affect its return and, consequently, the level of the S&P 500® Growth Index and the value of your notes.

￭Adjustments to the underlying indices could adversely affect the value of the notes. The publisher of each underlying index may add, delete or substitute the stocks constituting such underlying index or make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of such underlying index. Any of these actions could adversely affect the value of the notes. The publisher of each underlying index may also discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on the determination date, the final index value of such underlying index will be an amount calculated based on the prices of the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of such index.

June 2024 Page 10

Morgan Stanley Finance LLC

Market-Linked Notes due June 17, 2027

Based on the Value of the Worst Performing of the S&P 500® Growth Index, the S&P 500® Index and the S&P 500® Equal Weight Index

S&P 500® Growth Index Overview

The S&P 500® Growth Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is a float adjusted market capitalization weighted index comprised of stocks representing approximately half the market capitalization of the S&P 500® Index that have been identified as being on the “growth” end of the growth-value spectrum. For additional information about the S&P 500® Growth Index, see the information set forth under “S&P® U.S. Indices” in the accompanying index supplement.

Information as of market close on June 14, 2024:

Bloomberg Ticker Symbol:	SGX
Current Index Value:	3,720.046
52 Weeks Ago:	2,790.919
52 Week High (on 6/14/2024):	3,720.046
52 Week Low (on 10/27/2023):	2,653.431

The following graph sets forth the daily closing values of the SGX Index for the period from January 1, 2019 through June 14, 2024. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SGX Index for each quarter in the same period. The closing value of the SGX Index on June 14, 2024 was 3,720.046. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The SGX Index has at times experienced periods of high volatility, and you should not take the historical values of the SGX Index as an indication of its future performance.

SGX Index Daily Closing Values January 1, 2019 to June 14, 2024

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Morgan Stanley Finance LLC

Market-Linked Notes due June 17, 2027

Based on the Value of the Worst Performing of the S&P 500® Growth Index, the S&P 500® Index and the S&P 500® Equal Weight Index

S&P 500® Growth Index	High	Low	Period End
2019
First Quarter	1,740.304	1,471.220	1,731.252
Second Quarter	1,819.943	1,681.657	1,803.315
Third Quarter	1,858.738	1,746.043	1,809.423
Fourth Quarter	1,961.130	1,757.518	1,952.618
2020
First Quarter	2,120.378	1,454.140	1,664.045
Second Quarter	2,114.060	1,592.320	2,094.217
Third Quarter	2,516.631	2,113.810	2,334.463
Fourth Quarter	2,577.221	2,261.224	2,577.221
2021
First Quarter	2,713.205	2,476.756	2,626.553
Second Quarter	2,938.243	2,660.827	2,934.387
Third Quarter	3,184.817	2,945.752	2,983.946
Fourth Quarter	3,423.276	2,952.252	3,377.173
2022
First Quarter	3,403.717	2,751.749	3,080.841
Second Quarter	3,139.652	2,344.688	2,433.759
Third Quarter	2,880.136	2,334.219	2,334.219
Fourth Quarter	2,560.247	2,287.250	2,361.035
2023
First Quarter	2,579.285	2,310.437	2,579.285
Second Quarter	2,843.139	2,549.680	2,843.139
Third Quarter	2,927.710	2,746.591	2,761.183
Fourth Quarter	3,041.865	2,653.431	3,030.312
2024
First Quarter	3,435.525	2,941.156	3,410.904
Second Quarter (through June 14, 2024)	3,720.046	3,200.969	3,720.046

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Market-Linked Notes due June 17, 2027

Based on the Value of the Worst Performing of the S&P 500® Growth Index, the S&P 500® Index and the S&P 500® Equal Weight Index

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

Information as of market close on June 14, 2024:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	5,431.60
52 Weeks Ago:	4,372.59
52 Week High (on 6/13/2024):	5,433.74
52 Week Low (on 10/27/2023):	4,117.37

The following graph sets forth the daily closing values of the SPX Index for the period from January 1, 2019 through June 14, 2024. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPX Index for each quarter in the same period. The closing value of the SPX Index on June 14, 2024 was 5,431.60. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The SPX Index has at times experienced periods of high volatility, and you should not take the historical values of the SPX Index as an indication of its future performance.

SPX Index Daily Closing Values January 1, 2019 to June 14, 2024

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Morgan Stanley Finance LLC

Market-Linked Notes due June 17, 2027

Based on the Value of the Worst Performing of the S&P 500® Growth Index, the S&P 500® Index and the S&P 500® Equal Weight Index

S&P 500® Index	High	Low	Period End
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter	4,783.35	4,117.37	4,769.83
2024
First Quarter	5,254.35	4,688.68	5,254.35
Second Quarter (through June 14, 2024)	5,433.74	4,967.23	5,431.60

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Market-Linked Notes due June 17, 2027

Based on the Value of the Worst Performing of the S&P 500® Growth Index, the S&P 500® Index and the S&P 500® Equal Weight Index

S&P 500® Equal Weight Index Overview

The S&P 500® Equal Weight Index is the equal-weight version of the S&P 500® Index. The S&P 500® Equal Weight Index includes the same constituents as the capitalization-weighted S&P 500® Index, but each company in the S&P 500® Equal Weight Index is allocated a fixed weight of 0.2% of the index total at each quarterly rebalancing. Therefore, the performance of the S&P 500® Equal Weight Index will differ, perhaps materially, from the performance of the S&P 500® Index, which is weighted unevenly based on market capitalization.

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Equal Weight Index, see the information set forth under “S&P® U.S. Indices” in the accompanying index supplement.

Information as of market close on June 14, 2024:

Bloomberg Ticker Symbol:	SPW
Current Index Value:	6,617.90
52 Weeks Ago:	5,961.56
52 Week High (on 3/28/2024):	6,875.88
52 Week Low (on 10/27/2023):	5,426.22

The following graph sets forth the daily closing values of the SPW Index for the period from January 1, 2019 through June 14, 2024. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPW Index for each quarter in the same period. The closing value of the SPW Index on June 14, 2024 was 6,617.90. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The SPW Index has at times experienced periods of high volatility, and you should not take the historical values of the SPW Index as an indication of its future performance.

SPW Index Daily Closing Values January 1, 2019 to June 14, 2024

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Morgan Stanley Finance LLC

Market-Linked Notes due June 17, 2027

Based on the Value of the Worst Performing of the S&P 500® Growth Index, the S&P 500® Index and the S&P 500® Equal Weight Index

S&P 500® Equal Weight Index	High	Low	Period End
2019
First Quarter	4,253.57	3,636.87	4,237.14
Second Quarter	4,385.66	4,073.60	4,372.34
Third Quarter	4,466.75	4,145.38	4,382.50
Fourth Quarter	4,696.84	4,215.06	4,691.02
2020
First Quarter	4,806.72	2,921.93	3,418.87
Second Quarter	4,585.77	3,249.21	4,138.74
Third Quarter	4,620.87	4,078.95	4,396.19
Fourth Quarter	5,182.04	4,334.25	5,182.04
2021
First Quarter	5,782.19	5,101.09	5,752.06
Second Quarter	6,175.34	5,814.31	6,124.90
Third Quarter	6,379.51	5,952.10	6,086.19
Fourth Quarter	6,616.06	6,127.42	6,605.87
2022
First Quarter	6,664.65	6,003.29	6,397.74
Second Quarter	6,450.24	5,288.19	5,453.53
Third Quarter	6,184.25	5,167.33	5,167.33
Fourth Quarter	6,039.80	5,200.86	5,739.53
2023
First Quarter	6,290.76	5,585.79	5,878.10
Second Quarter	6,081.96	5,657.33	6,081.96
Third Quarter	6,292.81	5,730.30	5,754.77
Fourth Quarter	6,427.69	5,426.22	6,402.89
2024
First Quarter	6,875.88	6,239.42	6,875.88
Second Quarter (through June 14, 2024)	6,833.69	6,460.18	6,617.90

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Market-Linked Notes due June 17, 2027

Based on the Value of the Worst Performing of the S&P 500® Growth Index, the S&P 500® Index and the S&P 500® Equal Weight Index

Additional Terms of the Notes

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	With respect to each of the SGX Index, the SPX Index and the SPW Index, S&P® Dow Jones Indices LLC, or any successor thereof.
Denominations:	$1,000 per note and integral multiples thereof
Interest:	None
Bull or bear notes:	Bull notes
Call right:	The notes are not callable prior to the maturity date.
Postponement of maturity date:

If the determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date of the notes will be postponed to the second business day following the determination date as postponed.

Equity-linked notes:

All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to market-linked notes when read in conjunction with this document.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered note holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual determination date as postponed.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes, on the maturity date.

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Morgan Stanley Finance LLC

Market-Linked Notes due June 17, 2027

Based on the Value of the Worst Performing of the S&P 500® Growth Index, the S&P 500® Index and the S&P 500® Equal Weight Index

Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. We have determined that the “comparable yield” for the notes is a rate of 5.0600% per annum, compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,161.2913 due at maturity.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD

INTEREST INCOME DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)

TOTAL INTEREST INCOME DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD

Original Issue Date through June 30, 2024

$1.4056

$1.4056

July 1, 2024 through December 31, 2024

$25.3356

$26.7412

January 1, 2025 through June 30, 2025

$25.9766

$52.7178

July 1, 2025 through December 31, 2025

$26.6338

$79.3516

January 1, 2026 through June 30, 2026

$27.3076

$106.6592

July 1, 2026 through December 31, 2026

$27.9985

$134.6577

January 1, 2027 through the Maturity Date

$26.6336

$161.2913

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances,

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Morgan Stanley Finance LLC

Market-Linked Notes due June 17, 2027

Based on the Value of the Worst Performing of the S&P 500® Growth Index, the S&P 500® Index and the S&P 500® Equal Weight Index

including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the stocks constituting the underlying indices, in futures and/or options contracts on the underlying indices or the component stocks of the underlying indices listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the value of any underlying index on the pricing date, and, therefore, could potentially increase the value at or above which such underlying index must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes (depending also on the performance of the other underlying indices). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the determination date, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the value of an underlying index, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity (depending also on the performance of the other underlying indices). For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $999.40 per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the notes:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and

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Morgan Stanley Finance LLC

Market-Linked Notes due June 17, 2027

Based on the Value of the Worst Performing of the S&P 500® Growth Index, the S&P 500® Index and the S&P 500® Equal Weight Index

binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for Equity-Linked Notes, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes, in the index supplement or in the prospectus.

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